Exhibit 99.1
NEWS RELEASE
For more information contact:
FEI Company
Fletcher Chamberlin
Treasurer & Communications Director
(503) 726-7710
fletcher.chamberlin@fei.com

FEI Reports Record Revenue and and Earnings for the Second Quarter of 2012
Revenue of $221.5 Million and Diluted EPS of $0.74
Net Bookings of $210.1 Million are a Second Quarter Record
HILLSBORO, Ore., August 2, 2012 - FEI Company (NASDAQ: FEIC) reported record revenue and earnings for the second quarter ended July 1, 2012. Net bookings were the highest for any second quarter in the company's history.
Second quarter revenue of $221.5 million was up 5% compared to $211.1 million in the second quarter of 2011 and up 2% from $217.6 million in the first quarter of 2012.
The gross margin in the second quarter was 47.2%, compared with 45.3% in the second quarter of 2011 and 45.1% in the first quarter of 2012.
GAAP net income was $30.3 million, up 16% from $26.1 million in the second quarter of 2011 and up 18% from $25.7 million in the first quarter of 2012. Earnings per share in this quarter were $0.74 per diluted share, compared with $0.62 per diluted share in the second quarter of 2011 and $0.63 per diluted share in the first quarter of 2012.
For the second quarter of 2012, net bookings were $210.1 million, compared with $204.5 million in the second quarter of 2011 and $221.8 million in the first quarter of 2012. Gross bookings were $217.2 million and were reduced by a $7.1 million revaluation of the backlog due to movements in foreign exchange rates in the quarter. The book-to-bill ratio for the quarter was 0.95 to 1, and the backlog at the end of the quarter was $423.6 million.
Total cash, investments and restricted cash at the end of the quarter were $419.8 million, compared with $396.4 million at the end of the first quarter of 2012.
“We recorded another strong quarter, as our market and geographic diversity continued to serve us well,” commented Don Kania, president and CEO. “Revenue growth for this quarter was powered by our Electronics business, while bookings growth in the latest quarter was led by our Materials Science and Life Sciences businesses. We saw significant bookings growth this quarter from the U.S. and Japan, following the strength we saw in Asia in the first quarter.
“Our gross margin increased over 200 basis points from the first quarter, propelled by product mix, improved service margins and a favorable foreign exchange environment,” continued Kania, “and moves us solidly toward our long-run targets. We are projecting second-half revenue and earnings will be above the first-half levels, with a normal seasonal pattern in the third quarter.”
Guidance for Q3 2012
For the third quarter of 2012, revenue is expected to be in the range of $210 million to $220 million, and bookings are expected to be another record of at least $210 million. GAAP earnings per share are expected to be in the range of $0.63 to $0.70, assuming a 20% effective tax rate.
Investor Conference Call -- 2:00 p.m. Pacific time, Thursday, August 2, 2012
Parties interested in listening to FEI's quarterly conference call may do so by dialing 1-877-941-1465 (U.S., toll-free) or 1-480-629-9773 (international and toll), with the conference title: FEI Second Quarter Earnings Call, Conference ID 4552887. A telephone replay of the call will be available at 1-800-406-7325 (U.S., toll-free) or 1-303-590-3030 (international and toll) with the passcode: 4552887#. The call can also be accessed via the web by going to FEI's Investor Relations page at www.fei.com, where the webcast will also be archived.

Safe Harbor Statement
This news release contains forward-looking statements that include statements regarding our guidance for revenue, earnings per share and bookings for the third quarter of 2012 and our outlook for the second half of 2012. Forward-looking statements may also be identified by words and phrases that refer to future expectations, such as “guidance”, “guiding” , “expect”, “expects”, “are expected”, “will”, “projecting”, “estimate”, and other similar words and phrases. Factors that could affect these forward-looking statements include, but are not limited to, the global economic environment; lower than expected customer orders and potential weakness of the Materials Science, Electronics and Life Sciences market segments; potential reduced governmental spending due to budget constraints and current uncertainty around global sovereign debt; limitations in our manufacturing capacity for certain products; problems in obtaining necessary product components in sufficient volumes on a timely basis from our supply chain; bankruptcy or insolvency of customers or suppliers; cyclical changes in the data storage and semiconductor industries (which are the major components of Electronics market revenue); fluctuations in foreign exchange, interest and tax rates; changes in tax rate and laws, accounting rules regarding taxes or agreements with tax authorities; the ongoing determination of the effectiveness of foreign exchange hedge transactions; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; the relative mix of higher-margin and lower-margin products; risks associated with building and shipping a high percentage of the company's quarterly revenue in the last month of the quarter; customer requests to defer planned shipments; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company's products and technology, including new products, to find acceptance with customers; inability to develop or deploy products as expected or delays in shipping products due to technical problems or barriers; potential shipment or supply chain disruptions due to natural disasters or terrorist attacks; changes to or potential additional restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; changes in the regulatory environment in the nations where we do business; additional selling, general and administrative or research and development expenses; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate future acquisitions successfully. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.
About FEI
FEI Company (Nasdaq: FEIC) is a leading supplier of scientific instruments for nanoscale applications across many industries: materials science, life sciences, semiconductors, data storage, natural resources and more. With more than 60 years of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). Headquartered in Hillsboro, Ore., USA, FEI has over 2,300 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

FEI Company and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	July 1, 2012	April 1, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$324,245	$252,277	$320,361
Short-term investments in marketable securities	35,990	60,061	16,213
Short-term restricted cash	10,672	18,434	22,564
Receivables, net	212,261	216,704	185,955
Inventories, net	193,297	194,051	182,010
Deferred tax assets	19,965	17,344	18,899
Other current assets	39,797	31,578	27,964
Total current assets	836,227	790,449	773,966
Non-current investments in marketable securities	24,059	33,010	53,341
Long-term restricted cash	24,876	32,611	43,669
Non-current inventories	64,029	61,687	57,575
Property plant and equipment, net	97,367	96,711	85,082
Goodwill	79,743	80,503	58,053
Deferred tax assets	658	1,618	934
Other assets, net	25,389	25,849	17,289
TOTAL	$1,152,348	$1,122,438	$1,089,909
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$61,553	$58,039	$52,470
Accrued liabilities	53,969	50,489	67,386
Deferred revenue	73,042	75,359	72,730
Income taxes payable	17,756	10,802	11,260
Accrued restructuring, reorganization and relocation	—	2,265	2,213
Convertible debt	89,011	—	—
Other current liabilities	57,787	47,600	48,623
Total current liabilities	353,118	244,554	254,682
Convertible debt	—	89,011	89,011
Other liabilities	48,643	46,966	49,402
SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 38,075, 37,935 and 37,866 shares issued and outstanding at July 1, 2012, April 1, 2012 and December 31, 2011	503,799	496,644	493,698
Retained earnings	231,575	204,328	178,661
Accumulated other comprehensive income	15,213	40,935	24,455
Total shareholders’ equity	750,587	741,907	696,814
TOTAL	$1,152,348	$1,122,438	$1,089,909

FEI Company and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended			Twenty-Six Weeks Ended
	July 1, 2012	April 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
NET SALES:
Products	$172,644	$169,344	$168,896	$341,988	$324,928
Service and components	48,808	48,211	42,245	97,019	83,173
Total net sales	221,452	217,555	211,141	439,007	408,101
COST OF SALES:
Products	85,993	87,338	86,256	173,331	169,851
Service and components	31,030	32,106	29,190	63,136	56,651
Total cost of sales	117,023	119,444	115,446	236,467	226,502
Gross margin	104,429	98,111	95,695	202,540	181,599
OPERATING EXPENSES:
Research and development	23,306	22,722	19,619	46,028	37,559
Selling, general and administrative	42,045	41,323	38,774	83,368	74,556
Restructuring, reorganization and relocation	—	—	783	—	1,068
Total operating expenses	65,351	64,045	59,176	129,396	113,183
OPERATING INCOME	39,078	34,066	36,519	73,144	68,416
OTHER INCOME (EXPENSE), NET	(1,255)	(2,063)	(893)	(3,318)	(1,115)
INCOME BEFORE TAXES	37,823	32,003	35,626	69,826	67,301
INCOME TAX EXPENSE (BENEFIT)	7,530	6,336	9,566	13,866	18,929
NET INCOME	$30,293	$25,667	$26,060	$55,960	$48,372
BASIC NET INCOME PER SHARE DATA	$0.80	$0.68	$0.67	$1.48	$1.25
DILUTED NET INCOME PER SHARE DATA	0.74	0.63	0.62	1.37	1.16
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	37,993	37,886	38,883	37,939	38,686
Diluted	41,614	41,518	42,566	41,579	42,359

FEI Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended (1)			Twenty-Six Weeks Ended (1)
	July 1, 2012	April 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
NET SALES:
Products	78.0%	77.8%	80.0%	77.9%	79.6%
Service and components	22.0	22.2	20.0	22.1	20.4
Total net sales	100.0%	100.0%	100.0%	100.0%	100.0%
COST OF SALES:
Products	38.8%	40.1%	40.9%	39.5%	41.6%
Service and components	14.0	14.8	13.8	14.4	13.9
Total cost of sales	52.8%	54.9%	54.7%	53.9%	55.5%
GROSS MARGIN:
Products	50.2%	48.4%	48.9%	49.3%	47.7%
Service and components	36.4	33.4	30.9	34.9	31.9
Gross margin	47.2	45.1	45.3	46.1	44.5
OPERATING EXPENSES:
Research and development	10.5%	10.4%	9.3%	10.5%	9.2%
Selling, general and administrative	19.0	19.0	18.4	19.0	18.3
Restructuring, reorganization and relocation	—	—	0.4	—	0.3
Total operating expenses	29.5%	29.4%	28.0%	29.5%	27.7%
OPERATING INCOME	17.6%	15.7%	17.3%	16.7%	16.8%
OTHER INCOME (EXPENSE), NET	(0.6)%	(0.9)%	(0.4)%	(0.8)%	(0.3)%
INCOME BEFORE TAXES	17.1%	14.7%	16.9%	15.9%	16.5%
INCOME TAX EXPENSE (BENEFIT)	3.4%	2.9%	4.5%	3.2%	4.6%
NET INCOME	13.7%	11.8%	12.3%	12.7%	11.9%

(1)	Percentages may not add due to rounding.

FEI Company and Subsidiaries
Supplemental Data Table
(Dollars in millions, except per share amounts)
(Unaudited)

	Q2 Ended July 1, 2012	Q1 Ended April 1, 2012	Q2 Ended July 3, 2011	26 Weeks Ended July 1, 2012	26 Weeks Ended July 3, 2011
Income Statement Highlights
Consolidated sales	$221.5	$217.6	$211.1	$439.0	$408.1
Gross margin	47.2%	45.1%	45.3%	46.1%	44.5%
Stock compensation expense	$3.1	$3.6	$2.8	$6.7	$5.6
Net income	$30.3	$25.7	$26.1	$56.0	$48.4
Diluted net income per share	$0.74	$0.63	$0.62	$1.37	$1.16
Interest income add back included in the calculation of diluted EPS	$0.5	$0.5	$0.5	$0.9	$0.9
Sales Highlights
Sales by Market Segment
Electronics	$81.5	$77.9	$87.0	$159.4	$148.3
Materials Science	68.5	73.2	55.1	141.7	125.8
Life Sciences	22.7	18.3	26.8	40.9	50.8
Service and Components	48.8	48.2	42.2	97.0	83.2
Sales by Geography
USA & Canada	$75.4	$69.1	$74.2	$144.5	$137.8
Europe	47.0	63.0	59.2	110.0	117.3
Asia-Pacific and Rest of World	99.1	85.5	77.7	184.5	153.0
Gross Margin by Market Segment
Electronics	54.6%	53.6%	51.9%	54.1%	51.8%
Materials Science	46.5	45.5	44.9	46.0	44.1
Life Sciences	45.7	38.1	47.7	42.3	44.6
Service and Components	36.4	33.4	30.9	34.9	31.9
Bookings and Backlog
Bookings - Total	$210.1	$221.8	$204.5	$431.9	$395.3
Book-to-bill Ratio	0.95	1.02	0.97	0.98	0.97
Backlog - Total	$423.6	$434.9	$459.1	$423.6	$459.1
Backlog - Service and Components	95.8	93.9	91.4	95.8	91.4
Bookings by Market Segment
Electronics	$51.5	$87.0	$76.1	$138.5	$140.6
Materials Science	78.0	65.1	64.5	143.1	119.6
Life Sciences	29.9	15.1	18.7	45.0	41.8
Service and Components	50.7	54.6	45.2	105.3	93.3
Bookings by Geography
USA & Canada	$76.5	$63.2	$46.7	$139.7	$95.2
Europe	48.3	54.7	76.0	103.0	141.5
Asia-Pacific and Rest of World	85.3	103.9	81.8	189.2	158.6
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$419.8	$396.4	$471.3	$419.8	$471.3
Operating cash generated (used)	$41.3	$(32.2)	$9.2	$9.1	$18.9
Accounts receivable	$212.3	$216.7	$207.1	$212.3	$207.1
Days sales outstanding (DSO)	87	91	89	87	89
Inventory turnover	1.8	1.9	1.9	1.8	1.9
Fixed asset investment	$5.4	$6.2	$3.9	$11.6	$5.8
Depreciation expense	$5.3	$5.2	$4.7	$10.5	$9.2
Working capital	$483.1	$545.9	$557.4	$483.1	$557.4
Headcount (permanent and temporary)	2,312	2,221	1,957	2,312	1,957
Euro average rate	1.289	1.315	1.439	1.302	1.417
Euro ending rate	1.264	1.335	1.449	1.264	1.449